6820 LBJ Freeway
Dallas, Texas 75240
(972) 980-9917

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held November 4, 2004

September 13, 2004

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Brinker International, Inc. (the "Company") to be held at 10:00 a.m., on Thursday, November 4, 2004, at the InterContinental Hotel, located at 15201 Dallas Parkway, Dallas, Texas 75248.  At the meeting, shareholders will elect nine directors for one-year terms, vote on the ratification of the appointment of KPMG LLP as independent auditors for fiscal 2005, and vote on such other matters, including a shareholder proposal, as may properly come before the meeting.

Shareholders of record at the close of business on September 7, 2004, are entitled to vote at the annual meeting or any adjournment thereof.

Whether or not you plan to be present at the meeting, please take the time to vote, by internet, telephone or mailing in your proxy.  The giving of such proxy will not affect your right to vote in person, should you later decide to attend the meeting.

Very truly yours,

Ronald A. McDougall
Chairman of the Board

BRINKER INTERNATIONAL, INC.
6820 LBJ Freeway
Dallas, Texas 75240
(972) 980-9917

 ==================

PROXY STATEMENT
For
ANNUAL MEETING OF SHAREHOLDERS

To Be Held November 4, 2004

=================

The Board of Directors of Brinker International, Inc., a Delaware corporation (the "Company" or "Brinker International"), requests your proxy for the annual meeting of shareholders to be held on November 4, 2004.  If you sign and return the enclosed proxy, or vote by telephone or internet, you authorize the persons named in the proxy to represent you and vote your shares for the purposes we mentioned in the notice of annual meeting.  This Proxy Statement and related proxy are being distributed on or about September 13, 2004.  The record date for shareholders entitled to vote at the annual meeting is September 7, 2004.  At the close of business on August 24, 2004, the Company had 89,834,485 shares of common stock, $0.10 par value ("Common Stock"), issued and outstanding and entitled to vote at the meeting.

At the annual meeting, shareholders will (a) elect nine directors of the Company for one-year terms, (b) ratify the appointment of KPMG LLP as independent auditors for fiscal year 2005, and (c) vote on such other matters, including a shareholder proposal, as may properly come before the meeting.  The Board of Directors asks you to vote FOR the director nominees and FOR the ratification of the auditors, and to vote AGAINST the shareholder proposal.  This Proxy Statement provides you with detailed information about each of these matters.

If you come to the meeting, you will be able to vote in person.  If you are unable to come to the meeting, your shares can be voted only if you have returned a properly executed proxy or followed the telephone or internet voting instructions on the proxy card.  You may revoke your authorization at any time before the shares are voted at the meeting by giving written notice or a subsequently dated proxy (either by mail, telephone or internet), to the Secretary of the Company, or by voting in person.

A quorum of shareholders is necessary to hold a valid meeting.  If at least a majority of the shares of Common Stock issued and outstanding and eligible to vote are present in person or by proxy, a quorum will exist.  Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum.  However, only the number of shares voted in person or by proxy and abstentions are counted for purposes of determining presence or absence of a quorum for a specific proposal.  The total number of votes cast FOR each proposal will be counted for purposes of determining whether sufficient affirmative votes have been cast.  If you grant a proxy, the person named in the proxy will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.  The Company does not expect any matters to be presented for a vote at the annual meeting other than those matters described in this Proxy Statement.

Certain shareholders who hold their shares in street name and live in the same household may receive only one copy of this Proxy Statement and Annual Report.  This practice is known as "householding."  If you hold your shares in street name and would like additional copies of these materials, please contact your broker.  If you receive multiple copies and would prefer to receive only one, please contact your broker as well.  Brinker International does not currently use householding for record holders and will send notice to record holders before using householding, giving record holders the opportunity to continue to receive multiple copies in the same household.

PROPOSAL 1

 ELECTION OF DIRECTORS

Nine directors are to be elected at the meeting.  Each nominee will be elected to hold office until the next annual meeting of shareholders.  All nominees are currently serving as directors of the Company.  All directors were elected by the shareholders at the annual meeting of shareholders held on November 13, 2003.  To be elected a director, each nominee must receive a plurality of all of the votes cast at the meeting for the election of directors.  Should any nominee become unable or unwilling to accept nomination or election, the Board of Directors can name a substitute nominee and the proxies will be voted for such substitute nominee unless an instruction to the contrary is written on the proxy card.

Information About Nominees

Information about the nine persons nominated as directors is provided below.  The shares represented by proxy cards returned to us will be voted FOR these persons unless you specify otherwise.

Douglas H. Brooks, 52, was elected Chief Executive Officer of the Company in January 2004, and has served as President of the Company since January 1999.  Previously, Mr. Brooks served as Chili's Grill & Bar President from June 1994 to May 1998, Executive Vice President of the Company from May 1998 until January 1999, and Chief Operating Officer from May 1998 until June 2003.  Mr. Brooks joined the Company as an Assistant Manager in 1978 and was promoted to General Manager later that year.  He was named Area Supervisor in 1979, Regional Director in 1982, Senior Vice President - Central Region Operations in 1987, and Senior Vice President - Chili's Operations in 1992.  He held this position until becoming President of Chili's in 1994.  Mr. Brooks serves on the Board of Directors of Limbs for Life and is a member of the Professional Advisory Board for St. Jude Children's Research Hospital.  Mr. Brooks has been a member of the Board of Directors since November 1999.

Dan W. Cook, III, 69, is a Senior Advisor to MHT Partners, L.P., an investment banking firm, a position he has held since December 2001.  Mr. Cook also is a Retired Partner of Goldman Sachs, an investment banking firm.  Mr. Cook joined Goldman Sachs in 1961, was a general partner when he retired in 1992, and then served as a Senior Director from 1992 until becoming a Retired Partner in December 2000.  Mr. Cook serves on the Board of Directors of Centex Corporation and GreatLodge.Com and is an Advisory Director of Deep Nines.  Mr. Cook is on the Executive Board of the Edwin L. Cox School of Business at Southern Methodist University.  Mr. Cook has served as a member of the Board of Directors since 1997 and is a member of the Compensation, Executive, and Governance and Nominating Committees of the Company.

Robert M. Gates, 61, is President of Texas A&M University, having been appointed to this position in 2002.  From 1999 to 2001, Dr. Gates served as the Dean of the George Bush School of Government and Public Service at Texas A&M University.  Prior to this time, Dr. Gates was a consultant, author and lecturer.  From 1991 to 1993, he served as Director of Central Intelligence for the United States.  Dr. Gates is a member of the Board of Trustees of The Fidelity Funds and a member of the Board of Directors of Parker Drilling Company and NACCO Industries, Inc.  Dr. Gates serves on the National Executive Board of the Boy Scouts of America and is President of the National Eagle Scout Association.  Dr. Gates has served as a member of the Board of Directors since September 2003 and is a member of the Audit Committee of the Company.

Marvin J. Girouard, 65, is the Chairman and Chief Executive Officer of Pier 1 Imports, Inc., having been elected to the position of Chairman in February 1999 and Chief Executive Officer in June 1998.  Mr. Girouard previously served as Chief Operating Officer from 1988 to 1998 and as President from 1988 until February 1999.  Mr. Girouard joined Pier 1 Imports in 1975 and has served on its Board of Directors since 1988.  He is an honorary member of the Board of Directors for the United States Committee for UNICEF - The United Nations Children's Emergency Fund.  Mr. Girouard has served as a member of the Board of Directors since 1998 and is a member of the Audit, Compensation and Executive Committees of the Company.

Ronald Kirk, 50, has been a partner in the law firm of Gardere Wynne Sewell, L.L.P since 1994 and served as the Mayor of the City of Dallas from 1995 until November 2001.  Mayor Kirk also serves on the Board of Directors for Dean Foods Company and PetsMart, Inc.  Mr. Kirk has served on the Board of Directors since 1997 and is a member of the Audit Committee of the Company.

George R. Mrkonic, 52, has served as a Director of Borders Group, Inc. since 1994, having served as Vice Chairman from December 1994 until January 2002 and President from December 1994 until January 1997.  Mr. Mrkonic also serves as a Director for Guitar Center, Inc., Syntel, Inc., and Nashua Corporation.  Mr. Mrkonic has served as a member of the Board of Directors since September 2003 and is a member of the Compensation Committee of the Company.

Erle Nye, 67, has been Chairman of the Board of TXU Corp. since 2004, having served as Chairman of the Board and Chief Executive from 1997 to 2004, President and Chief Executive from 1995 to 1997, and President from 1987 to 1995.  Mr. Nye has served on the Board of Directors of TXU Corp. since 1987.  Mr. Nye also serves as Director of Oncor Electric Delivery Company, TXU Energy Company LLC, TXU Gas Company, and is on the Executive Board of the Edwin L. Cox School of Business at Southern Methodist University.  Mr. Nye was elected to the Board of Directors in November 2002 and is a member of the Executive and Governance and Nominating Committees of the Company.

James E. Oesterreicher, 63, is the Retired Chairman of the Board of J.C. Penney Company, Inc., having served as Chairman of the Board and Chief Executive Officer from January 1997 until September 2000 and Vice Chairman and Chief Executive Officer from January 1995 until January 1997.  Mr. Oesterreicher served as President of JCPenney Stores and Catalog from 1992 to 1995 and as Director of JCPenney Stores from 1988 to 1992.  Mr. Oesterreicher joined J.C. Penney Company in 1964 as a management trainee.  He serves as a Director for TXU Corp., Texas Health Resources, Circle Ten Council - Boy Scouts of America, March of Dimes, and Spina Bifida Birth Defects Foundation.  Mr. Oesterreicher has served as a member of the Board of Directors of the Company since 1994 and is a member of the Audit and Compensation Committees of the Company.

Cece Smith, 59, is Managing General Partner of Phillips-Smith-Machens Venture Partners, a venture capital firm investing in retail and consumer businesses that she co-founded in 1986.  Previously, Ms. Smith held senior management positions with Pearle Health Services and S&A Restaurant Corp.  Ms. Smith currently serves as a Director of Michaels Stores, Inc. and is on the Executive Board of the Edwin L. Cox School of Business at Southern Methodist University.  Ms. Smith has served on the Board of Directors since January 2002 and is a member of the Audit, Compensation, and Governance and Nominating Committees of the Company.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR.

 Stock Ownership of Directors

Name	Number of Shares of Common Stock Beneficially Owned as of August 24, 2004 (1) (2) (3)	Number Attributable to Options Exercisable Within 60 Days of August 24, 2004 (4)
Douglas H. Brooks	626,554	475,001
Dan W. Cook, III	49,753	49,753
Robert M. Gates	0	0
Marvin J. Girouard	37,123	32,682
Ronald Kirk	36,509	35,360
George R. Mrkonic	5,301	0
Erle Nye	2,206	0
James E. Oesterreicher	11,134	7,639
Cece Smith	11,288	7,667
(1)

Beneficial ownership has been determined in accordance with the rules of the Securities and Exchange Commission.  Except as noted, and except for any community property interests owned by spouses, the listed individuals have sole investment power and sole voting power as to all shares of stock of which they are identified as being the beneficial owners.

(2)

Includes shares of Common Stock which may be acquired by exercise of options vested, or vesting within 60 days of August 24, 2004, under the Company's 1991 Stock Option Plan for Non-Employee Directors and Consultants, 1992 Incentive Stock Option Plan, Stock Option and Incentive Plan, and 1999 Stock Option and Incentive Plan for Non-Employee Directors and Consultants, as applicable.

(3)	Each director owns less than 1% of the Company's Common Stock.

(4)

Mr. Brooks owns 787,501 stock options, 475,001 of which have vested, or will vest, within 60 days of August 24, 2004.  Mr. Cook owns 73,858 stock options, 49,753 of which have vested, or will vest, within 60 days of August 24, 2004.  Dr. Gates owns 26,678 stock options, none of which have vested, or will vest, within 60 days of August 24, 2004.  Mr. Girouard owns 53,070 stock options, 32,682 of which have vested, or will vest, within 60 days of August 24, 2004.  Mr. Kirk owns 54,079 stock options, 35,360 of which will have vested, or will vest, within 60 days of August 24, 2004.  Mr. Mrkonic owns 24,000 stock options, none of which have vested, or will vest, within 60 days of August 24, 2004.  Mr. Nye owns 29,970 stock options, none of which have vested, or will vest, within 60 days of August 24, 2004.  Mr. Oesterreicher owns 28,567 stock options, 7,639 of which have vested, or will vest, within 60 days of August 24, 2004.  Ms. Smith owns 31,000 stock options, 7,667 of which have vested, or will vest, within 60 days of August 24, 2004.

PROPOSAL 2

 RATIFICATION OF AUDITORS

 The Audit Committee of the Board of Directors has selected KPMG LLP as independent auditors for fiscal 2005, subject to ratification by the shareholders.  Representatives of KPMG LLP are expected to be present at the meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

Audit Fees

The following table sets forth the aggregate fees billed, or estimated to be billed, to the Company for the fiscal years ended June 30, 2004 and June 25, 2003, by the Company's principal accounting firm, KPMG LLP:

Fiscal Year	Annual Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees
2004	$338,000 (1)	$44,000 (2)	$41,000 (3)	$ 0
2003	$168,000 (4)	$27,000 (5)	$242,000 (6)	$33,000 (7)

(1)                 For fiscal 2004, annual audit fees relate to professional services rendered for the audit of the consolidated financial statements of the Company ($238,000), subsidiary and statutory audits ($5,000), the issuance of consents for franchise circulars ($3,000), review of documents filed with the Securities and Exchange Commission ($77,000), and Sarbanes-Oxley consultations ($15,000).

(2)                 For fiscal 2004, audit-related fees are for audits of the Company's 401(k) Savings Plan and Savings Plan II.

(3)                 For fiscal 2004, tax fees are for tax planning ($10,000), tax consultation associated with gift cards, benefit plans and insurance and other international tax consultation ($13,000), and the review of tax returns ($18,000).

(4)                 For fiscal 2003, annual audit fees relate to professional services rendered for the audit of the consolidated financial statements of the Company ($158,000), subsidiary and statutory audits ($5,500), the issuance of consents for franchise circulars ($3,000), and review of documents filed with the Securities and Exchange Commission ($1,500).

(5)                 For fiscal 2003, audit related fees are for audits of the Company's 401(k) Savings Plan and Savings Plan II.

(6)                 For fiscal 2003, tax fees are for tax planning ($8,000), tax consultation associated with a cost segregation study ($222,000), and the review of tax returns ($12,000).

(7)                 For fiscal 2003, all other fees are for franchise-related audit services and other consultation and review services ($13,000) and outsourcing of internal audit-related information technology services ($20,000).  As of January 2003, in response to regulatory changes regarding use of external auditors for assistance with internal audit work, the Company ceased using KPMG LLP as provider of franchise-related audit services and internal audit-related information technology services.

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services.  The Audit Committee has the responsibility to engage and terminate the Company's independent auditors, to pre-approve their performance of audit services and permitted non-audit services, to approve all audit and non-audit fees, and to set guidelines for permitted non-audit services and fees.  All of the fees for fiscal 2003 and 2004 were pre-approved by the Audit Committee or were within pre-approved guidelines for permitted non-audit services and fees established by the Audit Committee, and there were no instances of waiver of approval requirements or guidelines during the same periods.

YOUR Board of Directors recommends a vote FOR the ratification of thE appointment of KPMG LLP as independent auditors for fiscal 2005.

PROPOSAL 3

SHAREHOLDER PROPOSAL

The Adrian Dominican Sisters, 1257 East Siena Heights Drive, Adrian, Michigan 49221-1793, beneficial owner of 150 shares of Common Stock of the Company, have notified the Company that they intend to present the following resolution at the annual meeting.  The Board of Directors and the Company accept no responsibility for the proposed resolution and supporting statement.  The Board of Directors recommends a vote AGAINST this shareholder proposal.  As required by federal regulations, the resolution and supporting statement are printed below.

RESOLVED: that shareholders request the Board to adopt, by May 1, 2005, a smoke-free policy for all Brinker International company-owned restaurants.  The proponents also ask the Company to consider ways of including the same policy in future franchise agreements.

Supporting Statement:

o        Scientific data shows that banning smoking in restaurants does not hurt business.  (Tobacco Control. 12 [2003], 13).

o        Despite warnings from the tobacco industry to the contrary, restaurant business for the entire industry in California continued to grow after the smoking ban (California State Sales Tax Figures).

o        This growth occurred on a per-unit basis as well.  The bar smoking ban kicking in three years later did not slow things down either. (California State Sales Tax Figures).

o        According to Cornell University's Hotel and Restaurant Administration Quarterly (07/14/03), restaurants and hotels that go smoke-free do not lose dollars.  In fact, some may even gain revenues.

o        According to TOBACCO CONTROL (2003; 12:13-20), "all of the best designed studies report no impact or a positive impact of smoke-free restaurant and bar laws on sales or employment.  Policymakers can act to protect workers and patrons from the toxins in secondhand smoke confident in rejecting industry claims that there will be an adverse economic impact."

o        After one year of New York's sweeping restrictions on indoor smoking, city officials released statistics claiming the ban has been an unqualified success for the city's restaurants and bars.  Despite opponents' earlier predictions of economic doom to these establishments, both business-tax receipts and employment rose over the past year.  (Vanessa O'Connell, "New York Cites Smoking-Ban Success," WSJ 03/29/04).

o        Annually environmental tobacco smoke (ETS) causes 150,000-300,000 lower respiratory infections (LRI), 7,500-15,000 hospitalizations for LRI, 400,000-1,000,000 attacks of asthma, 8,000-26,000 new cases of asthma, respiratory symptoms of irritation, middle ear effusion, and significant reduction in lung functions in children.

o        An October, 1997 National Cancer Institute study showed that blue-collar and service industry workers have the lowest rates of smoke-free workplaces.  Food service operators had the lowest rates of all occupations surveyed - only 21% said their workplaces had a smoke-free policy in place.  For employees in restaurants, waiters and bartenders, lung cancer risks are 50% higher than for others because of second hand smoke (The Journal of the American Medical Association 10 [2003], 123-143].  "Restaurant waiters had about 1.5 times as great a likelihood of developing lung cancer as the general public" (NYT 7/28/93).

o        Millions of children visit our facilities.  Without a smoke-free policy they are involuntarily exposed to ETS.

o        The tobacco industry settled a Class Action lawsuit in Florida between present and former flight attendants vs. their employees and the tobacco companies for diseases tied to ETS; such could easily happen with Brinker, given the closed situations within which many of our employees work.

Board of Directors' Statement In Opposition

 Your Board of Directors recommends a vote AGAINST this shareholder proposal for the following reasons:

While your directors appreciate both sides of the debate on smoking, for the Company to unilaterally ban smoking where it is otherwise lawful would put the Company's restaurants at a competitive disadvantage and is clearly not in the best interest of our shareholders.  Where smoking in restaurants is permitted, the Company maintains equal footing with competitors by providing an environment inviting to both our smoking and non-smoking customers.  Eliminating smoking where it is permitted would hurt business as a portion of our customers who prefer to smoke would likely take their business elsewhere, resulting in lost sales and diminished shareholder value.  In those cities and states that have banned smoking in restaurants, the Company's restaurants are smoke-free.  In all other areas, our restaurants have designated non-smoking and smoking areas.  Additionally, our Company's policy prohibits employees from smoking while on duty in every one of our restaurants.

FOR THE FOREGOING REASONS, YOUR BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS NOT IN THE BEST INTEREST OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

GOVERNANCE OF THE COMPANY

Director Independence

The Board of Directors has determined each of the following directors to be an "independent" director as such term is defined by the listing standards of the New York Stock Exchange ("NYSE") and the rules of the Securities and Exchange Commission ("SEC").  These directors are referred to individually as an "Independent Director" and collectively as the "Independent Directors."

Dan W. Cook, III
Robert M. Gates
Marvin J. Girouard
Ronald Kirk
George R. Mrkonic
Erle Nye
James E. Oesterreicher
Cece Smith

Classes of Directors

Each director serves for a one year term and is subject to re-election by the shareholders of the Company each year.  However, the Governance and Nominating Committee has divided the non-employee directors into four classes.  The classes are staggered so that each year the members of one of the classes shall have served on the Board of Directors for four consecutive years.  At such time, the members of such class are considered "Retiring Directors" and will, as determined by the Governance and Nominating Committee, either leave the Board of Directors or serve an additional four year term on the Board of Directors (subject to annual re-election by the shareholders of the Company).  All decisions of the Governance and Nominating Committee are made after considering, among other things, the quality of past director service, attendance at Board of Directors and Committee meetings, whether the Director continues to possess the qualities and capabilities considered necessary or desirable for director service, input from other members of the Board of Directors concerning the performance of that director, and the independence of the director.  Mr. Ronald A. McDougall is leaving the Board of Directors after twenty-one years of service, including serving as Chairman of the Board for the past four years.  Mr. Roger T. Staubach is leaving the Board of Directors after eleven years of service.  Mr. Ron Kirk is a Retiring Director who has been renominated by the Governance and Nominating Committee.  The four classes of non-employee directors are as follows:  Messrs. Girouard, Nye, and Oesterreicher comprise Class 1 and will be considered Retiring Directors as of the annual meeting of shareholders following the end of the 2006 fiscal year.  Messrs. Gates and Mrkonic are members of Class 2 and will be considered Retiring Directors as of the annual meeting of shareholders following the end of the 2007 fiscal year.  Mr. Kirk comprises Class 3 and will be considered a Retiring Director as of the annual meeting of shareholders following the end of the 2008 fiscal year.  Mr. Cook and Ms. Smith comprise Class 4 and will be considered Retiring Directors as of the annual meeting of shareholders following the end of the 2005 fiscal year.

Committees of the Board of Directors

The Board of Directors of the Company has established an Executive Committee, Audit Committee, Compensation Committee, and Governance and Nominating Committee.  The charters for each of these committees, as well as the Company's Corporate Governance Guidelines, are available at no charge in the Corporate Governance section of the Company's internet website (http://www.brinker.com/corp_gov/) or by written request directed to the Company, at 6820 LBJ Freeway, Dallas, Texas 75240, Attention: General Counsel.

The Board of Directors has determined that each member of the Audit, Compensation, and Governance and Nominating Committees meets the independence requirements applicable to those committees prescribed by the NYSE and the SEC.

The Executive Committee (currently comprised of Messrs. Cook, Girouard, Nye, and McDougall) did not meet during the fiscal year.  The Executive Committee reviews material matters between Board meetings, provides advice and counsel to Company management, and has the authority to act for the Board on most matters between Board meetings.  In addition, the Executive Committee is also charged with assuring that the Company has a satisfactory succession management plan for all key management positions.

The Audit Committee is currently comprised of Messrs. Girouard, Kirk, Gates, and Oesterreicher and Ms. Smith and met ten times during the fiscal year.  The Board of Directors has determined that Ms. Smith is an "audit committee financial expert" as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC.  A discussion of the role of the Audit Committee is provided under "Report of the Audit Committee" below.

The Compensation Committee is currently comprised of Messrs. Cook, Girouard, Mrkonic, and Oesterreicher and Ms. Smith and met four times during the fiscal year.  Functions performed by the Compensation Committee include: reviewing the performance of the Chief Executive Officer, approving key executive promotions, ensuring the reasonableness and appropriateness of senior management compensation arrangements and levels, the adoption, amendment and administration of compensation and stock-based incentive plans (subject to shareholder approval where required), management of the various stock option plans of the Company, and approval of the total number of available shares to be used each year in stock-based plans.  The specific nature of the Committee's responsibilities as they relate to executive officers is set forth below under "Report of the Compensation Committee."

The Governance and Nominating Committee is currently composed of Messrs. Cook, Kirk, Nye, and Staubach and Ms. Smith and met three times during the fiscal year.  The purposes of the Governance and Nominating Committee are to recommend to the Board of Directors potential members to be added as new or replacement members to the Board of Directors, to review the compensation paid to non-management Board members, and to recommend corporate governance guidelines to the full Board of Directors.  The Governance and Nominating Committee reviewed the applicable legal standards for "independence" and the criteria applied to determine "audit committee financial expert" status, as well as the answers to annual questionnaires completed by each of the Independent Directors.  On the basis of this review, the Governance and Nominating Committee delivered a report to the full Board of Directors and the Board of Directors made its "independence" and "audit committee financial expert" determinations.

Board Member Meeting Attendance

During the fiscal year ended June 30, 2004, the Board of Directors held six meetings.  Each director attended at least 75% of the aggregate total of meetings of the Board of Directors and Committees on which he or she served.

It is a policy of the Board of Directors to encourage directors to attend each annual meeting of shareholders.  Such attendance allows for direct interaction between shareholders and members of the Board of Directors.  Ten of eleven directors attended the Company's 2003 annual meeting of shareholders.

Presiding Director

The Independent Directors have selected from their group an Independent Director to serve as chair at each meeting of the Independent Directors (an "Executive Session").  Mr. Girouard currently serves as the Chairman of the Executive Session of the Board.  The Independent Directors meet in Executive Session at each Board Meeting.

As the Chairman of the Executive Session of the Board, Mr. Girouard's duties include presiding at all meetings of the Board of Directors when the Chairman of the Board is not present, serving as liaison between the Chairman of the Board and the Independent Directors, approving information sent to the Board of Directors, approving meeting agendas and schedules for the Board of Directors, having the authority to call a meeting of the Independent Directors, and being available for consultation and direct communication with major shareholders.

Directors' Compensation

Directors who are not employees of the Company receive (a) annual compensation of $40,000, at least 25% of which must be taken in the form of stock options or restricted stock, (b) an annual grant of 4,000 stock options, (c) $2,000 for each meeting of the Board of Directors attended, and (d) $2,000 for each meeting of any Committee of the Board of Directors attended.  The Chair of the Audit Committee receives additional annual compensation of $7,500 and the Audit Committee financial expert receives additional compensation of $7,500.  The Chair of each of the Compensation, Executive, and Governance and Nominating Committees and of the Executive Session of the Board receives additional annual compensation of $5,000.  Mr. McDougall, as the non-employee Chairman of the Board, also receives annual compensation of $100,000 (payable quarterly).  The Company also reimburses directors for costs incurred by them in attending meetings of the Board.  A new director who is not an employee of the Company will receive 20,000 stock options at the beginning of such director's term.  The stock options and restricted stock are granted pursuant to the Company's 1999 Stock Option and Incentive Plan for Non-Employee Directors and Consultants as of the sixtieth day following the Board of Directors' meeting held contemporaneous with the annual meeting of shareholders (or if the sixtieth day is not a business day, on the first business day thereafter) at the fair market value of the underlying Common Stock on the date of grant.  One-third of the stock options will vest on each of the second, third and fourth anniversaries of the date of grant.  All of the restricted stock will vest on the fourth anniversary of the date of grant.  A Retiring Director who is being nominated for an additional term on the Board of Directors will receive an additional grant of 10,000 stock options at the beginning of such director's new term.

Shareholder Communications With the Board of Directors

Any Company shareholder who wishes to communicate with the Board of Directors or with an individual director may direct such communications to the General Counsel, 6820 LBJ Freeway, Dallas, Texas 75240.  The communication must be clearly addressed to the Company's Board of Directors or to a specific director.  The Board of Directors has approved a process pursuant to which the General Counsel will review and forward any such correspondence to the appropriate person or persons for response.

Qualifications to Serve as Director

Each candidate for director must possess at least the following specific minimum qualifications:

                1.             Each candidate shall be prepared to represent the best interests of all the Company's shareholders and not just one particular constituency.

                2.             Each candidate shall be an individual who has demonstrated integrity and ethics in his/her personal and professional life and has established a record of professional accomplishment in his/her chosen field.

                3.             No candidate shall have any material personal, financial or professional interest in any present or potential competitor of the Company.

                4.             Each candidate shall be prepared to participate fully in activities of the Board of Directors, including active membership in at least one Committee of the Board of Directors and attendance at, and active participation in, meetings of the Board of Directors and the Committee(s) of the Board of Directors of which he or she is a member, and not have other personal or professional commitments that would, in the Governance and Nominating Committee's sole judgment, interfere with or limit his or her ability to do so.

                5.             In addition, the Governance and Nominating Committee also considers it desirable that candidates possess the following qualities or skills:

                                (a)           Each candidate shall contribute to the overall diversity of the Board of Directors - diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics.

                                (b)           Each candidate should contribute positively to the existing chemistry and collaborative culture among the members of the Board of Directors.

                                (c)           Each candidate should possess professional and personal experiences and expertise relevant to the Company's business.  Relevant experiences might include, among other things, large company CEO experience, senior level multi-unit restaurant or retail experience, and relevant senior level experience in one or more of the following areas - finance, accounting, sales and marketing, organizational development, information technology and public relations.

Although not an automatic disqualifying factor, the inability of a candidate to meet the independence and other governing standards of the NYSE or the SEC will be a significant negative factor in any assessment of a candidate's suitability.

Internal Process of Identifying Candidates

The Governance and Nominating Committee will use a variety of means for identifying potential nominees for director, including the use of outside search firms and recommendations from current members of the Board of Directors and from shareholders.  In determining whether to nominate a candidate, the Governance and Nominating Committee will consider the current composition and capabilities of serving board members, as well as additional capabilities considered necessary or desirable in light of existing and futureCompany needs.  One or more of the members of the Governance and Nominating Committee may interview, or have an outside search firm interview, a prospective candidate who is identified as having high potential to satisfy the expectations, requirements, qualities and responsibilities for membership on the Board of Directors.  Prospective candidates may also be interviewed by other directors who are not members of the Governance and Nominating Committee.  Reports from those interviews or from Governance and Nominating Committee members with personal knowledge and experience with the candidate, resumes, information provided by other contacts and other information deemed relevant by the Governance and Nominating Committee are then considered in determining whether a candidate shall be nominated.  The Governance and Nominating Committee also exercises its independent business judgment and discretion in evaluating the suitability of a candidate for nomination.

Nomination Rights of Shareholders

Any shareholder of the Company may recommend one or more candidates to be considered by the Governance and Nominating Committee as a potential nominee or nominees for election as director of the Company at an annual meeting of shareholders if the shareholder complies with the notice, information and consent provisions contained in the Company's Bylaws (current copies of the Company's Bylaws are available at no charge from the Secretary of the Company and may also be found in the Company's public filings with the SEC).  In order for the candidate recommendation to be timely for the Company's 2005 annual meeting of shareholders, a shareholder's notice to the Company's General Counsel must be delivered to the Company's principal executive offices no later than May 16, 2005.  Any such recommendations received by the General Counsel will be presented to the Governance and Nominating Committee for consideration.  All candidates (whether identified internally or by a shareholder) who, after evaluation based upon the criteria and process described in "Internal Process of Identifying Candidates" above, are then recommended by the Governance and Nominating Committee and approved by the Board of Directors, will be included in the Company's recommended slate of director nominees in its proxy statement.

Code of Ethics

The Company has adopted a code of ethics that applies to all members of the Board of Directors and employees of the Company.  A copy of the code is available at no charge in the Corporate Governance section of the Company's internet website (http://www.brinker.com/corp_gov/) or by written request directed to the Company, at 6820 LBJ Freeway, Dallas, Texas 75240, Attention: General Counsel.

EXECUTIVE OFFICERS

The Board of Directors generally elects executive officers annually at its final meeting preceding the annual meeting of shareholders.  Certain information about the Company's executive officers is set forth below.  Information about Mr. Brooks is included under the caption "Election of Directors - Information About Nominees."

Jean Birch, 44, joined the Company as Senior Vice President and Corner Bakery Cafe President in August 2003.  Mrs. Birch was previously employed by Yum! Brands, Inc. for 12 years.  During that time, she served as Vice President of Operations for Taco Bell from October 2001 to August 2003, Senior Director of Concept Development for Pizza Hut from July 2000 to October 2001, and Director of Operations for Pizza Hut from January 1999 to July 2000.

Wilson L. Craft, 51, was elected Senior Vice President and Chili's Grill & Bar President in June 2003, having previously served as Senior Vice President and Big Bowl Asian Kitchen President since November 2000, and as Senior Vice President and Chief Operating Officer of Chili's from May 1998 to November 2000.  Mr. Craft joined the Company in 1984 as a Chili's Manager Trainee and was promoted to General Manager in 1985, Area Director and then Regional Director in 1987, and Regional Vice President of Operations in 1991, a position he held until May 1998.

Valerie Davisson, 42, joined the Company as Senior Vice President of Human Resources in June 2004.  Before joining the Company, Ms. Davisson served as Vice President, Human Resources for Yum! Brands, Inc. from January 2003 to June 2004, Vice President, Field Human Resources for Kentucky Fried Chicken from July 2002 to January 2003 and Director, Field Human Resources for Pizza Hut from December 1998 to January 2001.

Todd E. Diener, 47, was elected Executive Vice President and Chief Operating Officer in June 2003, having previously served as Senior Vice President and Chili's Grill & Bar President since May 1998, and Senior Vice President and Chief Operating Officer of Chili's since July 1996.  Mr. Diener joined the Company as a Chili's Manager Trainee in 1981 and was promoted to General Manager in 1983, Area Director in 1985, and Regional Director in 1987.  Mr. Diener became Regional Vice President in 1989, a position he held until July 1996.

John J. Hatton, 37, was elected Vice President and Big Bowl Asian Kitchen President in August 2004, having previously served as Vice President of Marketing for Big Bowl since September 2003.  Prior to joining the Company, Mr. Hatton was Vice President of Branding & Marketing for SIR Corp from December 2001 to August 2003, and Vice President, Operations for Spectra Group of Great Restaurants from January 1999 to December 2001.

Starlette Johnson, 41, was elected Executive Vice President and Chief Strategic Officer in June 2001.  Mrs. Johnson joined the Company in 1995 as Director of Planning.  She was promoted to Vice President of Strategic Development in 1996 and was named Senior Vice President of Human Resources in June 2000.

John C. Miller, 49, has served as Senior Vice President and Romano's Macaroni Grill President since April 1997.  Mr. Miller joined the Company as Vice President-Special Concepts in 1987.  In 1988, he was elected Vice President - Joint Venture/Franchise and served in this capacity until 1993 when he was promoted to Senior Vice President - New Concept Development.  Mr. Miller was named Senior Vice President - Mexican Concepts in 1994 and was subsequently elected Senior Vice President and Mexican Concepts President in 1995, a position he held until April 1997.

David M. Orenstein, 46, was elected Senior Vice President and On The Border President in August 2002, having previously served as Chief Operating Officer of On The Border since May 2002 and Vice President of Operations for On The Border since June 1999.  Mr. Orenstein joined the Company as a Chili's Manager in Training in 1984, was promoted to General Manager in 1986, and Area Director in 1988.  Mr. Orenstein became a Regional Director in 1993, a position he held until 1997.  Between 1997 and 1999, Mr. Orenstein owned and operated his own restaurant.

Charles M. Sonsteby, 51, was elected Executive Vice President and Chief Financial Officer in May 2001.  Mr. Sonsteby joined the Company as Director of the Company's Tax, Treasury and Risk Management departments in 1990.  In 1994 he was named Vice President and Treasurer and was promoted to Senior Vice President of Finance in 1997, a position he held until May 2001.

Roger F. Thomson, 55, has served as Executive Vice President, Chief Administrative Officer, General Counsel and Secretary since June 1996.  Mr. Thomson joined the Company as Senior Vice President, General Counsel and Secretary in 1993 and was promoted to Executive Vice President, General Counsel and Secretary in 1994.  Mr. Thomson served as a Director of the Company from 1993 until 1995.

Mark F. Tormey, 51, has served as Senior Vice President and Maggiano's Little Italy President since November 1997, having joined the Company as Senior Vice President and Chief Operating Officer of Maggiano's in 1995.  Prior to joining the Company, Mr. Tormey worked for Lettuce Entertain You Enterprises, Inc. for 16 years and opened the first Maggiano's restaurant in 1991.

Michael B. Webberman, 44, was elected Executive Vice President of Concept Services in June 2003.  Mr. Webberman joined the Company in 1989 as a Senior Financial Analyst for Chili's.  He was promoted to Vice President of Operations Analysis in 1996 and Vice President of Planning and Analysis in 2000.  Mr. Webberman was named Senior Vice President of Concept Services in April 2001.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table sets forth the annual compensation for those individuals serving as Chief Executive Officer, and the next four highest compensated executive officers in fiscal 2004.

				Long-Term Compensation
		Annual Compensation		Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Restricted Stock Awards (1)	Securities Underlying Options	Long-Term Incentive Payouts	All Other Compensation (2)
Ronald A. McDougall, Chairman of the Board and Chief Executive Officer (3)	2004	$ 853,400	$ 871,309	$ 429,144	275,000	$1,369,098	$ 19,500
	2003	$1,096,923	$1,110,087	$ 805,462	275,000	$ 484,746	$ 20,000
	2002	$1,000,000	$1,100,001	$ 466,039	275,000	$ 515,660	$ 18,000
Douglas H. Brooks, President and Chief Executive Officer (3)	2004	$ 796,731	$ 712,477	$ 275,689	125,000	$ 293,100	$ 29,915
	2003	$ 749,231	$ 659,323	$ 508,874	125,000	$ 311,400	$ 25,986
	2002	$ 723,462	$ 578,770	$ 294,441	125,000	$ 325,791	$ 21,043
Todd E. Diener, Executive Vice President and Chief Operating Officer	2004	$ 529,077	$ 289,505	$ 308,887	45,000	$ 280,524	$ 21,854
	2003	$ 508,077	$ 284,423	$ 602,195	45,000	$ 348,920	$ 19,965
	2002	$ 457,115	$ 269,077	$ 290,521	45,000	$ 385,528	$ 21,677
Roger F. Thomson, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	2004	$ 459,539	$ 246,262	$ 111,424	46,500	$ 118,461	$ 21,601
	2003	$ 445,292	$ 234,544	$ 212,315	46,500	$ 125,858	$ 21,799
	2002	$ 419,385	$ 251,631	$ 122,843	46,500	$ 135,922	$ 20,561
Charles M. Sonsteby, Executive Vice President and Chief Financial Officer	2004	$ 423,461	$ 226,941	$ 76,568	45,000	$ 97,700	$ 19,608
	2003	$ 373,462	$ 197,188	$ 109,309	45,000	$ 86,500	$ 16,290
	2002	$ 323,462	$ 161,731	$ 39,396	40,000	$ 70,577	$ 20,253
Wilson L. Craft, Senior Vice President and Chili's Grill & Bar President	2004	$ 404,018	$ 221,095	$ 0	45,000	$ 166,444	$ 26,757
	2003	$ 330,481	$ 28,533	$ 102,255	26,000	$ 0	$ 20,789
	2002	$ 337,371	$ 224,654	$ 0	26,000	$ 66,015	$ 16,041

(1)                 Restricted stock is valued at the closing price of the Company's Common Stock on the grant dates.  Mr. McDougall was awarded 13,457 shares of restricted stock during the last fiscal year, 4,486 shares of which vested on August 15, 2004, 4,485 shares of which will vest on August 15, 2005, and 4,486 shares of which will vest on August 15, 2006.  Mr. Brooks was awarded 8,645 shares of restricted stock during the last fiscal year, 2,882 shares of which vested on August 15, 2004, 2,881 shares of which will vest on August 15, 2005, and 2,882 shares of which will vest on August 15, 2006.  Mr. Diener was awarded 9,686 shares of restricted stock during the last fiscal year, 3,229 shares of which vested on August 15, 2004, 3,228 shares of which will vest on August 15, 2005, and 3,229 shares of which will vest on August 15, 2006.  Mr. Thomson was awarded 3,494 shares of restricted stock during the last fiscal year, 1,165 shares of which vested on August 15, 2004, 1,164 shares of which will vest on August 15, 2005, and 1,165 shares of which will vest on August 15, 2006.  Mr. Sonsteby was awarded 2,401 shares of restricted stock during the last fiscal year, 801 shares of which vested on August 15, 2004, 800 shares of which will vest on August 15, 2005, and 800 shares of which will vest on August 15, 2006.  Mr. Craft did not receive an award of restricted stock during the last fiscal year.  The dollar value of the restricted stock held by each of the named executive officers at the end of the last fiscal year (at $34.12 per share, the closing price of the Company's Common Stock on June 30, 2004) is as follows:

Executive	Shares of Restricted Stock	Value of Restricted Stock
Ronald A. McDougall	38,372	$1,309,253
Douglas H. Brooks	24,385	$ 832,016
Todd E. Diener	27,525	$ 939,153
Roger F. Thomson	10,061	$ 343,281
Charles M. Sonsteby	5,457	$ 186,193
Wilson L. Craft	2,358	$ 80,455

If dividends are paid by the Company on its Common Stock, the owners of restricted stock will be entitled to receive dividends on shares of restricted stock owned by them.  For those named officers who have compensation in excess of $1,000,000 in any year in which shares of restricted stock are granted, the vesting of such restricted stock shall occur on the designated vesting dates only if performance objectives are attained.

(2)                 All other compensation represents Company match on deferred compensation and various fringe benefits including car allowance and reimbursement of tax preparation, financial planning, and health club expenses.

(3)                 Mr. McDougall relinquished his responsibilities as Chief Executive Officer effective January 1, 2004.  Mr. Brooks became Chief Executive Officer on that date.

Option Grants During 2004 Fiscal Year

The following table contains certain information concerning the grant of stock options pursuant to the Company's Stock Option and Incentive Plan to the executive officers named in the above compensation table during the Company's last fiscal year.

Name	Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price	Expiration Date	Realizable Value of Assumed Annual Rates of Stock Price Appreciation for Option Term (1) 5% 10%
Ronald A. McDougall	275,000	9.55%	$32.50	11/13/13	$5,621,000	$14,245,000
Douglas H. Brooks	125,000	4.34%	$32.50	11/13/13	$2,555,000	$ 6,475,000
Todd E. Diener	45,000	1.56%	$32.50	11/13/13	$ 919,800	$ 2,331,000
Roger F. Thomson	46,500	1.62%	$32.50	11/13/13	$ 950,460	$ 2,408,700
Charles M. Sonsteby	45,000	1.56%	$32.50	11/13/13	$ 919,800	$ 2,331,000
Wilson L. Craft	45,000	1.56%	$32.50	11/13/13	$ 919,800	$ 2,331,000

(1)                 The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

Stock Option Exercises and Fiscal Year End Value Table

The following table shows stock option exercises by the named officers during the last fiscal year, including the aggregate value of gains on the date of exercise.  In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options at fiscal year end.  Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing options and the $34.12 fiscal year end price of the Company's Common Stock.

Name	Shares Acquired On Exercise	Value Realized	Number of Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End
			Exercisable	Unexercisable	Exercisable	Unexercisable
Ronald A. McDougall	180,001	$1,750,536	137,500	687,500	$ 855,250	$2,246,750
Douglas H. Brooks	167,500	$4,478,250	640,001	312,500	$10,506,193	$1,021,250
Todd E. Diener	0	$ 0	214,465	112,500	$ 3,269,164	$ 367,650
Roger F. Thomson	46,501	$ 182,789	0	116,250	$ 0	$ 379,905
Charles M. Sonsteby	0	$ 0	38,001	110,000	$ 253,318	$ 352,100
Wilson L. Craft	16,286	$ 315,406	64,215	84,000	$ 748,098	$ 243,200

Equity Compensation Plan Information

The following table sets forth information concerning the shares of Common Stock that may be issued upon exercise of options, warrants and rights under all of the Company's equity compensation plans as of June 30, 2004, consisting of the 1991 Stock Option Plan for Non-Employee Directors and Consultants, 1992 Incentive Stock Option Plan, Stock Option and Incentive Plan, and 1999 Stock Option and Incentive Plan for Non-Employee Directors and Consultants.  All of such plans have been approved by the shareholders of the Company.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	10,347,346	$26.78	3,218,229
Equity compensation plans not approved by security holders	None	None	None
Total	10,347,346	$26.78	3,218,229

REPORT OF THE COMPENSATION COMMITTEE

 Compensation Philosophy

The executive compensation program is designed as a tool to reinforce the Company's strategic principles - to be a premier and progressive growth company with a balanced approach towards people, quality and profitability and to enhance long-term shareholder value.  To this end, the following principles have guided the development of the executive compensation program:

  Provide competitive levels of compensation to attract and retain the best qualified executive talent.  The Compensation Committee strongly believes that the caliber of the Company's management group makes a significant difference in the Company's sustained success over the long-term.

  Embrace a pay-for-performance philosophy by placing significant amounts of compensation "at risk" - that is, compensation payouts to executives will vary according to the overall performance of the Company.

  Directly link executives' interests with those of shareholders by providing opportunities for long-term incentive compensation based on changes in shareholder value.

The executive compensation program is intended to appropriately balance the Company's short-term operating goals with its long-term strategy through a careful mix of base salary, annual cash incentives and long-term performance compensation including cash incentives, stock options and shares of restricted stock.

Base Salaries

Executives' base salaries and total compensation are targeted to be competitive at the 75th percentile of the market for positions of similar responsibility and scope to reflect the exceptionally high level of executive talent required to execute the growth plans of the Company.  Positioning executives' base salaries at this level is necessary for attracting, retaining and motivating executives with the essential qualifications for managing the Company's growth.  The Company defines the relevant labor market for such executive talent through the use of third-party executive salary surveys that reflect both the chain restaurant industry as well as a broader cross-section of companies from many industries.  Individual base salary levels are determined by considering market data for each officer's position, level of responsibility, performance, and experience.  The overall amount of base salary increases awarded to executives reflects the financial performance of the Company, individual performance and potential, and/or changes in an officer's duties and responsibilities.

Annual Incentives

The Company's Profit Sharing Plan is a non-qualified annual incentive arrangement in which all corporate employees, including executives, and certain restaurant concept team employees, including executives, participate.  The program is designed to reflect the participating employees' contribution to the growth of the

Company's Common Stock value by increasing the earnings of the Company.  The plan reinforces a strong teamwork ethic by making the basis for payouts to corporate executives the same as for all other corporate employees and by making the basis for payouts to executives of one of the Company's restaurant concepts the same as for all other participating members of such restaurant concept's team.

At the beginning of a fiscal year, each executive is assigned an Individual Participation Percentage ("IPP") of the base salary for such executive that targets overall total cash compensation for executives at the 75th percentile of the market.  The IPPs reflect the Compensation Committee's desire that a significant percentage of executives' total compensation be derived from variable pay programs.

401(k) Savings Plan and Savings Plan II

The Company's 401(k) Savings Plan ("Plan I") and Savings Plan II ("Plan II") are designed to provide the Company's employees with a tax-deferred long-term savings vehicle.  All amounts of a salaried participant's contribution up to a maximum of 5% of such participant's base compensation are matched by the Company in an amount equal to 25% of such salaried participant's contribution.

Plan I is a qualified 401(k) plan.  Participants in Plan I elect the percentage of eligible pay they wish to contribute in an amount not to exceed the lesser of (a) 50% of base salary and 100% of eligible bonus or (b) the annual maximum as established by the Internal Revenue Service ($13,000 in 2004) as well as the investment alternatives in which their contributions are to be invested.  The Company's matching contribution for all salaried Plan I participants is made in cash.  All participants in Plan I are considered non-highly compensated employees as defined by the Internal Revenue Service.  A participant's contributions vest immediately while Company contributions vest twenty-five percent annually, beginning in the participant's second year of eligibility.

Plan II is a non-qualified deferred compensation plan.  Plan II participants elect the percentage of eligible pay they wish to defer into their Plan II account in an amount not to exceed 50% of base salary and 100% of eligible bonus.  They also elect the percentage of their deferral account to be allocated among various investment options.  The Company's matching contribution is made in cash.  Participants in Plan II are considered a select group of management and highly compensated employees according to the Department of Labor.  A participant's contributions vest immediately while Company contributions vest twenty-five percent annually, beginning in the participant's second year of eligibility.

Long-Term Incentives

All salaried employees of the Company, including executives, are eligible for annual grants of tax-qualified and non-qualified stock options.  By tying a significant portion of executives' total opportunity for financial gain to increases in shareholder wealth as reflected by the market price of the Company's Common Stock, executives' interests are closely aligned with shareholders' long-term interests.  In addition, because the Company does not maintain any qualified retirement programs for executives, the stock option plan is intended to provide executives with opportunities to accumulate wealth for retirement.

Stock options are rights to purchase shares of the Company's Common Stock at the fair market value of the underlying Common Stock as of the date of grant.  Grantees do not receive a benefit from stock options unless and until the market price of the Company's Common Stock increases.  Fifty percent of a stock option grant becomes exercisable two years after the grant date; the remaining fifty percent of a grant becomes exercisable three years after the grant date.  Stock options are typically granted annually in November as part of a fixed grant, based on a target value approved by the Compensation Committee.  The Compensation Committee has the authority to substitute shares of restricted stock for stock options as part of this fixed grant.

The Executive Long-Term Incentive Plan is a performance-related plan using overlapping three-year cycles paid annually.  For corporate officers, the criterion for payment is the Company's cumulative earnings per share over a three-year period relative to a target established by the Compensation Committee.  For a restaurant concept officer, the criterion is the three-year cumulative profit before taxes for such restaurant concept relative to the target established by the Compensation Committee.

Each participant will be assigned a specific dollar target at the beginning of each three-year cycle for payout in a combination of cash and restricted stock at the end of the designated three-year performance period based on achievement relative to plan.  These three-year targets are established/revised as part of the annual planning process.  Once established and approved, targets are fixed for the upcoming three-year cycle.  The actual cash payment and number of shares granted of restricted stock will vary based on the achievement to plan of earnings per share for corporate officers, and profit before taxes for restaurant concept officers.  The participant will receive the target payment if the target performance is achieved for the three-year cycle; an above or below target payout will be made based on actual performance compared to planned performance for the ending three-year cycle.  Any payouts made under the Executive Long-Term Incentive Plan shall be made one-half in cash and one-half in restricted stock, which restricted stock will vest one-third per year over the next three years.

For fiscal year 2005, however, the Compensation Committee has determined that grants under the Executive Long-Term Incentive Plan shall be made on the following terms: Each participant will be assigned a specific dollar target for the fiscal year to be paid in restricted stock at the end of the fiscal year based on achievement relative to plan.  The criterion for payment of corporate officers is the Company's earnings per share for the fiscal year relative to a target established by the Compensation Committee.  For restaurant concept officers, the criterion is based on the profit before taxes and the gross sales for such restaurant concept, and the Company's earnings per share, for the fiscal year and all relative to the target established by the Compensation Committee.  The participant will receive the target payout if the target performance is achieved for the fiscal year; an above or below target payout will be made based upon actual performance compared to planned performance for the fiscal year.  Any payouts for fiscal year 2005 shall be made all in restricted stock, which will vest one hundred percent three years from the grant date of such stock.

All payouts under the Executive Long-Term Incentive Plan will have a 150% payout cap, subject to override by the Chief Executive Officer of the Company (except for payouts to the Chief Executive Officer, which shall be subject to override by the Compensation Committee).  No participant in the Executive Long-Term Incentive Plan may receive a payout of more than 100,000 shares of restricted stock and $1,500,000 in cash in any fiscal year.

Pay/Performance Nexus

The Company's executive compensation program has resulted in a direct relationship between the compensation paid to executive officers and the Company's performance.  See "Five-Year Total Shareholder Return Comparison" below.

CEO Compensation

Mr. McDougall was granted 275,000 stock options and 13,457 shares of restricted stock under the Company's Stock Option and Incentive Plan.  Approximately 51% of Mr. McDougall's cash compensation for fiscal 2004 was incentive pay pursuant to the Company's Profit Sharing Plan.  Due in part to Mr. McDougall relinquishing his responsibilities as Chief Executive Officer to Mr. Brooks effective January 1, 2004, Mr. McDougall's total cash compensation in fiscal year 2004 decreasedapproximately 22% from its level in the 2003 fiscal year.

In January 2004, Mr. Brooks was elected Chief Executive Officer.  For fiscal 2004, Mr. Brooks was granted 125,000 stock options and 8,645 shares of restricted stock under the Company's Stock Option and Incentive Plan.  Approximately 47% of Mr. Brooks' cash compensation for fiscal 2004 was incentive pay pursuant to the Company's Profit Sharing Plan.  Like all Company executives, Mr. Brooks' compensation is significantly affected by the Company's performance.  In the 2004 fiscal year, Mr. Brooks' total cash compensation increased approximately 7% from its level in the 2003 fiscal year.

Federal Income Tax Considerations

The Compensation Committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1933.  This section disallows a tax deduction for any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless compensation is performance-based.  It is the intent of the Company and the Compensation Committee to qualify to the maximum extent possible its executives' compensation for deductibility under applicable tax laws.  However, the Compensation Committee does not believe that compensation decisions should be based solely upon the amount of compensation that is deductible for federal income tax purposes.  Accordingly, the Compensation Committee reserves the right to award compensation that is or could become non-deductible when it believes that such compensation is consistent with the strategic goals of the Company and in its best interests.   The Compensation Committee's administration of the executive compensation program is in accordance with the principles outlined at the beginning of this report.  The Compensation Committee believes that the Company's compensation programs provide the necessary incentives and flexibility to promote the Company's performance-based compensation philosophy while being consistent with Company objectives.  The Company's financial performance supports the compensation practices employed during the past year.  No member of the Compensation Committee serves or previously served as an employee or officer of the Company.

Respectfully submitted,
COMPENSATION COMMITTEE

CECE SMITH (Chair)
DAN W. COOK, III
MARVIN J. GIROUARD
GEORGE R. MRKONIC
JAMES E. OESTERREICHER

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.  Company management is responsible for the Company's internal controls and the financial reporting process.  KPMG LLP, the Company's independent auditors, is responsible for performing an independent audit of the Company's financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon.  The Audit Committee's responsibility is to monitor and oversee these processes.  The Audit Committee also is responsible for the selection of the Company's independent auditors.  The Audit Committee is composed solely of independent directors who are qualified for service under NYSE listing standards and SEC rules.

In this context, the Audit Committee held discussions with management of the Company, who represented to the Audit Committee that the Company's audited financial statements were prepared in accordance with generally accepted accounting principles.  Such discussions also involved an evaluation of the independence of KPMG LLP.  The Audit Committee has reviewed and discussed the audited financial statements with both management and the independent auditors.  The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).  The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and have discussed with the independent auditors its independence in connection with its audit of the Company's financial statements.

Based on the discussions with KPMG LLP concerning the audit, the independence discussions, and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommends to the Board that the financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2004 for filing with the SEC.  The Audit Committee approved the appointment of KPMG LLP as the Company's independent auditors for the 2005 fiscal year.

Respectfully submitted,
AUDIT COMMITTEE

JAMES E. OESTERREICHER (Chair)
ROBERT M. GATES
MARVIN J. GIROUARD
RON KIRK
CECE SMITH

STOCK OWNERSHIP OF CERTAIN PERSONS

The following table shows (a) certain information as to all persons known by the Company to beneficially own more than 5% of the Common Stock of the Company and (b) the ownership of the Company's Common Stock by the named executive officers, and all executive officers and directors as a group.

Name	Number of Shares of Common Stock Beneficially Owned as of August 24, 2004	Number Attributable to Options Exercisable Within 60 Days of August 24, 2004	Percent
Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105	10,295,495 (1)	(4)	11.46%
FMR Corp. 82 Devonshire Street Boston, MA 02109	5,597,580 (2)	(4)	6.23%
Barrow, Hanley, Mewhinney & Strauss, Inc. One McKinney Plaza 3232 McKinney Avenue, 15th Floor Dallas, TX 75204	5,390,330 (3)	(4)	6.00%
Ronald A. McDougall	175,872 (5) (6)	137,500 (7)	*
Douglas H. Brooks	626,554 (5) (6)	475,001 (7)	*
Todd E. Diener	263,445 (5) (6)	214,465 (7)	*
Roger F. Thomson	15,792 (5) (6)	0 (7)	*
Charles M. Sonsteby	59,607 (5) (6)	38,001 (7)	*
Wilson L. Craft	77,534 (5)(6)	64,215 (7)	*
All Executive Officers and Directors as a Group (22 persons)	1,928,976 (5) (6)	1,536,521 (7)	2.11%

*              Less than 1%.

(1)                 Based on information contained in Schedule 13G dated August 10, 2004.  The Schedule 13G reported that Barclays Global Investors, NA owned and had sole dispositive power over 10,295,495 shares of Common Stock, and had sole voting power over 9,123,534 of such shares.

(2)                 Based on information contained in Schedule 13G dated February 13, 2004.  The Schedule 13G reported that FMR Corp. owned and had sole dispositive power over 5,597,580 shares of Common Stock, and had sole voting power over 375,780 of such shares.

(3)                 Based on information contained in Schedule 13G dated February 16, 2004.  The Schedule 13G reported that Barrow, Hanley, Mewhinney & Strauss, Inc. owned and had sole dispositive power over 5,390,330 shares of Common Stock, and had sole voting power over 2,942,330 of such shares.

(4)                 Not Applicable

(5)                 Beneficial ownership has been determined in accordance with the rules of the Securities and Exchange Commission.  Except as noted, and except for any community property interests owned by spouses, the listed individuals have sole investment power and sole voting power as to all shares of stock of which they are identified as being the beneficial owners.

(6)                 Includes shares of Common Stock which may be acquired by exercise of options vested, or vesting within 60 days of August 24, 2004, under the Company's 1992 Incentive Stock Option Plan, and Stock Option and Incentive Plan, as applicable.

(7)                 Mr. McDougall owns 825,000 stock options, 137,500 of which have vested, or will vest, within 60 days of August 24, 2004.  Mr. Brooks owns 787,501 stock options, 475,001 of which have vested, or will vest, within 60 days of August 24, 2004.  Mr. Diener owns 326,965 stock options, 214,465 of which have vested, or will vest, within 60 days of August 24, 2004.  Mr. Thomson owns 116,250 stock options, none of which have vested, or will vest, within 60 days of August 24, 2004.  Mr. Sonsteby owns 148,001 stock options, 38,001 of which have vested, or will vest, within 60 days of August 24, 2004.  Mr. Craft owns 148,215 stock options, 64,215 of which have vested, or will vest, within 60 days of August 24, 2004.  All Executive Officers and Directors as a Group own 3,565,692 stock options, 1,536,521 of which have vested, or will vest, within 60 days of August 24, 2004.

FIVE-YEAR TOTAL SHAREHOLDER RETURN COMPARISON

The following is a line graph presentation comparing cumulative, five-year total shareholder return on an investment in the Common Stock of the Company against the returns of the S&P 500 Index and the S&P Restaurant Industry Index.  A list of the returns follows the graph.

The graph assumes a $100 initial investment and the reinvestment of dividends.  The values shown are neither indicative nor determinative of future performance.

	1999	2000	2001	2002	2003	2004
Brinker International	$100.00	$107.50	$135.59	$175.46	$196.24	$186.10
S&P 500	$100.00	$107.25	$91.34	$74.91	$75.10	$89.45
S&P Restaurants	$100.00	$76.93	$75.08	$85.28	$71.85	$94.00

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission.  Except for one late filing by Mr. Brooks in fiscal 2004 for one transaction in fiscal 2004, and three late filings by Mr. Mark Tormey in August 2004 for one transaction in fiscal 2003 and two transactions in fiscal 2004, the Company believes that all filing requirements were satisfied.  In making these disclosures and filing the reports, the Company has relied solely on written representations from certain reporting persons.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The policy of the Company is, to the extent practicable, to avoid transactions (except those which are employment related) with officers, directors, and affiliates.  In any event, any such transactions will be entered into on terms no less favorable to the Company than could be obtained from third parties, and such transactions will be approved by a majority of the disinterested directors of the Company.  Except as noted below, there were no transactions required to be reported.

Companies controlled by Roger T. Staubach, a director of the Company, provided real estate brokerage services during the 2004 fiscal year in connection with the sale by the Company of three closed restaurant properties to unrelated third parties and the sublease by the Company of one closed restaurant property to an unrelated third party.  These companies were paid $149,531 by the Company for the services provided on the disposition of these surplus properties.

On August 26, 2004, Mr. McDougall agreed to serve as a consultant to the Company following the termination of his service on the Board of Directors effective November 4, 2004.  Under this agreement, Mr. McDougall will thereafter remain a consultant to the Company through November 3, 2006.  During the term of the agreement and for three years after termination, Mr. McDougall has also agreed to not be employed by or consult for any competitor of the Company.  Mr. McDougall will receive for his services during the term of the agreement annual compensation of $150,000 (payable quarterly), plus reimbursement of reasonable expenses incurred in connection with his consulting services.  Upon Mr. McDougall's death, termination for cause or voluntary termination of services by Mr. McDougall, no further payment shall be made pursuant to the consulting agreement except for accrued and unpaid compensation and reimbursements.

SHAREHOLDERS' PROPOSALS

Any proposals that shareholders of the Company desire to have presented at the 2005 annual meeting of shareholders must be received by the Company at its principal executive offices no later than May 16, 2005.

MISCELLANEOUS

The accompanying proxy is being solicited on behalf of the Board of Directors of the Company.  The expense of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by the Company.  In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers, and employees of the Company.  Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

The Annual Report to Shareholders of the Company, including financial statements for the fiscal year ended June 30, 2004, accompanying this Proxy Statement is not deemed to be a part of the Proxy Statement.

By Order of the Board of Directors,

ROGER F. THOMSON
Secretary
Dallas, Texas
September 13, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.	Mark Here for Address Change or Comments	__
PLEASE SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL.			THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL AS DESCRIBED IN THE PROXY STATEMENT.
1. ELECTION OF DIRECTORS					FOR	AGAINST	ABSTAIN
	FOR all nominees listed below (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed below	2.	RATIFICATION OF APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS FOR FISCAL 2005	__	___	___
	____	____
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOLLOWING PROPOSAL AS DESCRIBED IN THE PROXY STATEMENT.
NOMINEES:	01 Douglas H. Brooks 02 Dan W. Cook, III 03 Robert M. Gates 04 Marvin J. Girouard 05 Ronald Kirk	06 George R. Mrkonic 07 Erle Nye 08 James E. Oesterreicher 09 Cece Smith			FOR	AGAINST	ABSTAIN
			3.	ADOPTION OF A SMOKE-FREE POLICY FOR ALL COMPANY OWNED RESTAURANTS.	___	___	___

			4.	IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space below.			*** IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW ***

Signature	Signature	Date

Please date this proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. Please sign this proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you do attend.

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Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Telephone and Internet voting is available through 11:59 PM EST the day prior to annual meeting day.

Your Telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/eat		Telephone 1-800-435-6710		Mail
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by Telephone,
you do NOT need to mail back your proxy card.

BRINKER INTERNATIONAL, INC.

PROXY

        The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Shareholders of Brinker International, Inc. (the "Company") to be held at the InterContinental Hotel, 15201 Dallas Parkway, Dallas, Texas 75248, on Thursday, November 4, 2004 at 10:00 a.m., local time, and the Proxy Statement in connection therewith, and (b) appoints Douglas H. Brooks and Marvin J. Girouard, and each of them, as the undersigned's proxies with full power of substitution and revocation, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment thereof, and the undersigned directs that the undersigned's proxy be voted as shown on the reverse side hereof or as directed via Telephone or Internet.

        If more than one of the proxies shall be present in person or by substitute at the meeting or any adjournment thereof, all of said proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given or given via Telephone or Internet.

        THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR BY TELEPHONE OR INTERNET.

        The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

(Continued On Reverse Side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

or

2.	Call toll free 1-800-435-6710 on a Touch Tone Telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

or

3.	Vote by Internet at our Internet Address: http://www.eproxy.com/eat

PLEASE VOTE